Exhibit 10.1

LOAN AGREEMENT

DATED AS OF OCTOBER 18, 2016

AMONG

371 SEVENTH AVENUE CO., LLC
AS BORROWER,

AND

BANK OF AMERICA, N.A.,
AS LENDER

7.	REPRESENTATIONS AND WARRANTIES		9
	7.1	Formation	9
	7.2	Authorization	9
	7.3	Enforceable Agreement	9
	7.4	Good Standing	9
	7.5	No Conflicts	9
	7.6	Financial Information	9
	7.7	Lawsuits	9
	7.8	Collateral	9
	7.9	Permits, Franchises	10
	7.10	Other Obligations	10
	7.11	Tax Matters	10
	7.12	No Event of Default	10
	7.13	Insurance	10
	7.14	Location of Borrower	10
	7.15	Material Adverse Effect	10
	7.16	Environmental Compliance	10
	7.17	Condemnation: Zoning	11

8.	CONVENANTS		11
	8.1	Use of Proceeds	12
	8.2	Conditional Sales Contracts; Removal of Fixtures and Equipment	12
	8.3	Other Debts	12
	8.4	Other Liens	12
	8.5	Maintenance of Assets	13
	8.6	Additional Negative Covenants	13
	8.7	Environmental Matters	13
	8.8	Notices to Bank	13
	8.9	Insurance	14
	8.10	Compliance with Laws	15
	8.11	Books and Records	15
	8.12	Site Visits, Observations and Testing	15
	8.13	Perfection of Liens	16
	8.14	Cooperation	16
	8.15	Indemnity Regarding Use of Real Property	16
	8.16	Taxes	16
	8.17	Loans	16
	8.18	Covenants under Guaranties	16

9.	DEFAULT AND REMEDIES		16
	9.1	Failure to Pay	17
	9.2	Other Bank Agreements	17

	9.3	Cross-default	17
	9.4	False Information	17
	9.5	Bankruptcy	17
	9.6	Receivers	17
	9.7	Lien Priority	17
	9.8	Judgments	17
	9.9	Government Action	18
	9.10	Specific Covenants	18
	9.11	Default Under Corporate Credit Facility	18
	9.12	Other Breach Under Agreement	18

10	ENFORCING THIS AGREEMENT; MISCELLANEOUS		18
	10.1	Financial Information	18
	10.2	New York Law	18
	10.3	Successors and Assigns	19
	10.4	Waiver of Jury Trial; Jurisdiction	19
	10.5	Severability; Waivers	20
	10.6	Costs and Expenses	20
	10.7	One Agreement	20
	10.8	Indemnification	20
	10.9	Notices	21
	10.10	Headings	21
	10.11	Counterparts	21
	10.12	USA Patriot Act Notice	21
	10.13	Keepwell	21
	10.14	NOTICE OF FINAL AGREEMENT	22

LOAN AGREEMENT
This Loan Agreement (this “Agreement”) dated as of October 18, 2016, is between Bank of America, N.A. (“Bank”) and 371 SEVENTH AVENUE CO., LLC, a Delaware limited liability company ("Borrower").

1.	TERM LOAN AMOUNT AND TERMS

1.1	Loan Amount.
As of the date hereof: (a) Bank has funded into escrow a joint and several loan to Borrower, 125 East 50th Street Co., LLC, 215 East 64th Street Co., LLC, 155 East 50th Street Co., LLC, and 303 Lexington Avenue Co., LLC (each, an “Original Borrower” and collectively, the “Original Borrowers”) in the original principal amount of $140,000,000, which amount represents a portion (the “BOA Defeasance Loan”) of the total loan amount to be advanced under that certain Defeasance Promissory Note (the “Defeasance Note”), to be dated October 19, 2016, executed by Original Borrowers and payable to the order of Bank and BSRECP II Joint US Origination II Seller, L.L.C. (“BSRECP”), as co-administrative agents thereunder (Bank and BSRECP are, in such capacities, “Co-Administrative Agents”); (b) Co-Administrative Agents have assigned the Defeasance Note to Wells Fargo Bank, National Association, solely in its capacity as Trustee in trust for the holders of GS Mortgage Securities Corporation Trust 2013-NYC5, Commercial Mortgage Pass-Through Certificates, Series 2013-NYC5 (“Securitized Lender”) and in consideration therefor, Securitized Lender has assigned to Co-Administrative Agents that certain (x) Amended, Restated and Consolidated Promissory Note dated December 27, 2012, in the original principal amount of $410,000,000.00, payable to Goldman Sachs Mortgage Company, a New York limited partnership (“Original Lender”), and as assigned to Securitized Lender (the “Mortgage Note”) and (y) Amended and Restated Fee and Leasehold Mortgage, Assignment of Rents and Leases, Collateral Assignment of Property Agreements, Security Agreement and Fixture Filing dated December 27, 2012, from Original Borrowers and others to and for the benefit of Original Lender, and as assigned to Securitized Lender (the “Original Mortgage”); (c) the Mortgage Note has been severed, split and apportioned into two (2) separate promissory notes, one in the amount of $270,000,000 made by Original Borrowers other than Borrower and the other in the amount of $140,000,000 (such $140,000,000 note is the “BOA Note”) made by Borrower, with each such note payable to the order of Co-Administrative Agents; (d) the Original Mortgage has been severed, split and amended (the “Severed Mortgage”) so that the Collateral (as defined in Section 4.1) secures the BOA Note; and (e) Co-Administrative Agents have assigned to Bank the BOA Note and the Severed Mortgage. The term loan to Borrower in the amount of $140,000,000 contemplated by this Agreement (the “Term Loan”) refinances the BOA Defeasance Loan as evidenced by the BOA Note. The Term Loan shall be evidenced by that certain Amended and Restated Term Promissory Note dated October 19, 2016, executed by Borrower, payable to the order of Bank in the original principal amount of $140,000,000 (the “Term Note”), which note is in amendment and restatement, but not extinguishment, of the BOA Note. Once repaid, no portion of the Term Loan may be re-borrowed.

1.2	Availability Period.
The BOA Defeasance Loan is available in one disbursement on the date of this Agreement, subject to the terms and conditions of this Agreement.
1.3    Repayment Terms.

(a)
Borrower will pay interest, commencing on the date hereof, (i) with respect to any LIBOR Rate Portion (as defined in Section 2.1(a)), (A) on the last day of the applicable Interest Period (as defined Section 2.3(a)), and, if the Interest Period is longer than three months, on the respective dates that fall every three months after the beginning of such Interest Period, (B) on the date of any conversion of such LIBOR Rate Portion to a Prime Rate Portion (as defined in Section 2.1(a)), and (C) on October 18, 2017 (the “Maturity Date”) and (ii) with respect to any Prime Rate Portion (A) on the last Banking Day (as defined in Section 5.3) of each month, and on the Maturity Date.

(b)
Borrower will pay the outstanding principal balance of the Term Loan, together with any accrued and unpaid interest thereon, and other charges outstanding under this Agreement, no later than the Maturity Date.

1.4	Prepayments.

(a)	Borrower may prepay the Term Loan in full or in part at any time, subject to the provisions of Sections 2.3(f) and (g).

(b)	Each prepayment, whether voluntary, mandatory, by reason of acceleration or otherwise, will be accompanied by the amount of accrued interest on the amount prepaid.

2.	INTEREST RATES

2.1	Interest Rate.

(a)
Any principal amount bearing interest at the Prime Rate under this Agreement is referred to as a "Prime Rate Portion." The interest rate for any Prime Rate Portion is a rate equal to the lesser of (i) the Prime Rate (as defined in Section 2.2) plus sixty-five one hundredths percent (0.65%) per annum and (ii) the Maximum Rate (defined below). In addition to the Prime Rate, Borrower may elect the LIBOR Rate (as defined in Section 2.3(c)). Any principal amount bearing interest at the LIBOR Rate under this Agreement is referred to as a "LIBOR Rate Portion." Each LIBOR Rate Portion shall bear interest at the lesser of (i) the LIBOR Rate plus one and sixty-five one hundredths percent (1.65%) per annum and (ii) the Maximum Rate. The LIBOR Rate shall be subject to the terms and conditions described later in this Agreement.

(b)
No LIBOR Rate Portion will be converted to a different interest rate during the applicable Interest Period. Upon the occurrence and during the continuance of an Event of Default (as defined in Section 9), Bank may terminate the availability of the LIBOR Rate for Interest Periods commencing while such Event of Default exists. At the end of any Interest Period, the interest rate will revert to the Prime Rate, unless Borrower has designated another Interest Period for such LIBOR Rate Portion.

2.2	Prime Rate.
The “Prime Rate” is a rate per annum, as of any date of determination, equal to the highest of (a) the rate of interest publicly announced from time to time by Bank as its “prime rate”, (b) a fluctuating rate of interest equal to the Federal Funds Rate as published in the Federal Reserve Bank of New York Statistical Daily Rates for such day (or, if such source is not available, such alternate source as determined by Bank) plus one half of one percent (0.50%) per annum, and (c) the LIBOR Rate for an Interest Period of one month plus one percent (1.00%) per annum. Notwithstanding the forgoing, if the Prime Rate shall ever be less than zero (0), then such rate shall be deemed zero (0) for purposes of this Agreement.

2.3	LIBOR Rate.
The election of the LIBOR Rate shall be subject to the following terms and requirements:

(a)	The interest period during which the LIBOR Rate will be in effect will be, to the extent available, one, two, or three months as Borrower may elect (or such other period as may be elected by Borrower and accepted and approved by Bank in its sole discretion) (each such period an “Interest Period”). The first day of the Interest Period must be a day other than a Saturday or a Sunday on which banks are open for business in New York and London and dealing in offshore dollars (a "LIBOR Banking Day"). The last day of the Interest Period and the actual number of days during the Interest Period will be determined by Bank using the practices of the London inter-bank market.

(b)	Each LIBOR Rate Portion will be for an amount not less than $10,000,000.

(c)	The "LIBOR Rate" means:
(i)    for any applicable Interest Period, the rate per annum equal to the London Interbank Offered Rate (“LIBOR”) or a comparable or successor rate, which rate is approved by Bank, as published on the applicable Bloomberg screen page (or such other commercially available source providing such quotations as may be designated by Bank from time to time) at approximately 11:00 a.m., London time, two (2) LIBOR Banking Days before the commencement of the applicable Interest Period, for U.S. Dollar deposits (for delivery on the first day of such Interest Period) with a term equivalent to such Interest Period; and
(ii)    for any interest calculation with respect to a Prime Rate Portion on any date, the rate per annum equal to LIBOR, at approximately 11:00 a.m., London time, two (2) LIBOR Banking Days prior to such date for U.S. Dollar deposits with a term of one month commencing that day;
provided that (x) if such rate is not available at such time for any reason, then the rate for that interest period will be determined by such alternate method as reasonably selected by Bank and (y) if the LIBOR Rate shall ever be less than zero (0), then such rate shall be deemed zero (0) for purposes of this Agreement.

(d)
Borrower shall irrevocably request a LIBOR Rate Portion no later than 12:00 noon Dallas, Texas time on the LIBOR Banking Day preceding the day on which the LIBOR Rate will be set, as specified above. For example, if there are no intervening holidays or weekend days in any of the relevant locations, the request must be made at least three days before the LIBOR Rate takes effect.

(e)
Bank will have no obligation to accept an election for a LIBOR Rate Portion if Dollar deposits in the principal amount, and for periods equal to the Interest Period, of a LIBOR Rate Portion are not available in the London inter-bank market.

(f)
Each prepayment of a LIBOR Rate Portion, whether voluntary, by reason of acceleration or otherwise, will be accompanied by the amount of accrued interest on the amount prepaid and a prepayment fee as described below. A "prepayment" is a payment of an amount on a date earlier than the scheduled payment date for such amount as required by this Agreement.

(g)
The prepayment fee shall be in an amount sufficient to compensate Bank for any loss, cost or expense incurred by it as a result of the prepayment, including any loss or expense arising from the liquidation or reemployment of funds obtained by it to maintain such LIBOR Rate Portion or from fees payable to terminate the deposits from which such funds were obtained. Borrower shall also pay any customary administrative fees charged by Bank in connection with the foregoing.

(h)
Borrower shall pay to Bank, as long as Bank shall be required to maintain reserves with respect to liabilities or assets consisting of or including Eurocurrency funds or deposits (currently known as “Eurocurrency liabilities”), additional interest on the unpaid principal amount of each LIBOR Rate Portion equal to the actual costs of such reserves allocated to such LIBOR Rate Portion by Bank (as determined by Bank in good faith, which determination shall be conclusive), which shall be due and payable on each date on which interest is payable on such LIBOR Rate Portion, provided Borrower shall have received at least ten days’ prior notice of such additional interest from Bank. If

Bank fails to give notice ten days prior to the relevant Interest Payment Date, such additional interest shall be due and payable ten days from receipt of such notice.

2.4	Maximum Rate.
Regardless of any provision contained in any Loan Document (as defined in Section 10.14), if Bank shall ever be entitled to contract for, charge, take, reserve, receive, or apply, as interest on all or any part of the Term Loan, any amount in excess of the Maximum Rate, and, Bank ever does so, then such excess shall be deemed a partial prepayment of principal and treated hereunder as such and any remaining excess shall be refunded to Borrower.

3.	FEES AND EXPENSES

3.1	Fees.

(a)	Borrower agrees to pay to Bank a fee in the amount of $350,000. This fee is due upon execution of this Agreement by all parties and shall be non-refundable.

(b)
Notwithstanding anything to the contrary in this Section 3, in no event shall any sum payable under this Section 3 (to the extent, if any, constituting interest under applicable laws), together with all other amounts constituting interest under applicable laws and payable in connection with the credit evidenced hereby, exceed the amount of interest computed at the Maximum Rate.

3.2	Expenses.
Borrower agrees to immediately repay Bank for customary and documented expenses (including reasonable attorneys’ fees) in connection with the Term Loan including, but not limited to, filing, recording and search fees, title report fees, and documentation fees.

4.	COLLATERAL AND GUARANTIES

4.1	Real Property.
The Obligations (as defined below) to Bank under this Agreement will be secured by a first priority lien covering (a) Borrower’s fee simple estate in the real property located at 371 Seventh Avenue (Block 806, Lot 76) and 148 West 31st Street, New York, New York (Block 806, Lot 69) (the “Real Property”), together with all improvements, machinery, equipment, fixtures, goods, and other personal property located thereon (the “Borrower Mortgaged Collateral”) and (b) the leasehold interest in the Real Property held by 371 Seventh Avenue Co., Lessee LLC, a Delaware limited liability company (“Lessee”), together with all improvements, machinery, equipment, fixtures, goods, and other personal property located thereon (the “Lessee Mortgaged Collateral”; the Borrower Mortgaged Collateral and the Lessee Mortgaged Collateral are collectively, the “Collateral”), in each case, as more fully described in the Amended and Restated Mortgage, Assignment of Rents, Security Agreement and Fixture Filing dated October 19, 2016, executed by Borrower and Lessee, for the benefit of Bank (as amended, restated, modified, renewed, restated, or replaced, the “Mortgage”), which Mortgage is in amendment and restatement, but not extinguishment, of the Severed Mortgage.

4.2	Guaranties.
The full payment and performance of the Obligations will be unconditionally guaranteed pursuant to that certain Continuing and Unconditional Guaranty (as amended, restated, modified, renewed, or replaced, the “Guaranty”) dated the date hereof, executed by Pebblebrook Hotel Trust, a Maryland real estate investment trust (“Pebblebrook Trust”), Pebblebrook Hotel, L.P., a Delaware limited partnership (“Pebblebrook LP”) and each of their direct or indirect subsidiaries (each, a “Subsidiary Guarantor”) required to be a guarantor under the terms of the Corporate Credit Facility from time-to-time party thereto (Pebblebrook Trust, Pebblebrook

LP and each such Subsidiary Guarantor are collectively, “Guarantors” and individually a “Guarantor”), for the benefit of Bank. Should any Guarantor no longer be required to guaranty the obligations under the Corporate Credit Facility pursuant to the terms thereof, and is released from its guaranty with respect to the Corporate Credit Facility, such Subsidiary Guarantor shall also be released from the Guaranty so long as no Event of Default then exists.
As used in this Agreement:
“Commodity Exchange Act” means the Commodity Exchange Act (7 U.S.C. § 1 et seq.), and any successor statute.
“Corporate Credit Facility” means that certain Third Amended and Restated Credit Agreement dated as of October 16, 2014, by and among Pebblebrook Trust, Pebblebrook LP, each Guarantor defined therein, each lender party thereto, and Bank of America, N.A., as administrative agent (as such agreement may be amended, renewed, extended, restated, refinanced, or replaced).
“Eligible Contract Participant” has the meaning set forth in the Commodity Exchange Act and the regulations thereunder.
“Excluded Hedge Obligation” means, with respect to any Obligor, any Hedge Obligations if, and to the extent that, all or a portion of such Obligor’s guarantee of (whether such guarantee arises pursuant to the Guaranty, by such Obligor’s being jointly and severally liable for such Hedge Obligations, or otherwise (any such guarantee, an “Applicable Guarantee”)), or the grant by such Obligor of a security interest to secure, such Hedge Obligations (or any Applicable Guarantee thereof) is or becomes illegal or unlawful under the Commodity Exchange Act or any rule, regulation or order of the Commodity Futures Trading Commission (or the application or official interpretation of any thereof) by virtue of such Obligor’s failure for any reason not to constitute an Eligible Contract Participant (determined after giving effect to Section 10.13 hereof or any other “keepwell, support or other agreement” (as defined in the Commodity Exchange Act), and any and all guarantees of such Obligor’s Hedge Obligations by other Obligors) at the time the Applicable Guarantee of such Obligor or the grant of such security interest becomes effective with respect to such related Hedge Obligations. If any Hedge Obligations arise under a Master Agreement governing more than one Hedge Agreement, then such exclusion shall apply only to the portion of such Hedge Obligations that is attributable to Hedge Agreements for which such Applicable Guarantee or security interest is or becomes illegal.
“Hedge Agreement” means (a) any and all interest rate swap transactions, basis swaps, credit derivative transactions, forward rate transactions, commodity swaps, commodity options, forward commodity contracts, equity or equity index swaps or options, bond or bond price or bond index swaps or options or forward bond or forward bond price or forward bond index transactions, interest rate options, forward foreign exchange transactions, cap transactions, floor transactions, collar transactions, currency swap transactions, cross currency rate swap transactions, currency options, spot contracts, or any other similar transactions or any combination of any of the foregoing (including any options to enter into any of the foregoing), whether or not any such transaction is governed by or subject to any master agreement, (b) any and all transactions of any kind, and the related confirmations, which are subject to the terms and conditions of, or governed by, any form of master agreement published by the International Swaps and Derivatives Association, Inc., any International Foreign Exchange Master Agreement, or any other master agreement (any such master agreement, together with any related schedules and annexes, a “Master Agreement”) and (c) any and all Master Agreements and any and all related confirmations.
“Hedge Obligations” means, for any person, any and all obligations (whether absolute or contingent and howsoever and whensoever created) of such person to pay or perform under any agreement, contract or transaction that constitutes a “swap” within the meaning of Section 1a(47) of the Commodity Exchange Act arising, evidenced or acquired under (a) any and all Hedge Agreements, (b) any and all cancellations, buy backs, reversals, terminations or assignments of any Hedging Agreements, and (c) any and all renewals, extensions and modifications of any Hedge Agreements and any and all substitutions of any Hedge Agreements.
“Obligations” means all advances to, and debts, liabilities, obligations, covenants and duties of, Borrower or Lessee arising under any Loan Document, or otherwise with respect to the Term Loan, whether direct or indirect (including those acquired by assumption), absolute or contingent, due or to become due, now existing or hereafter arising and including interest and fees that accrue after the commencement by or against Borrower, Lessee, or any Guarantor of any proceeding under any debtor relief laws naming Borrower, Lessee, or any Guarantor as the debtor in such proceeding, regardless of whether such interest and fees are allowed claims in such proceeding; provided, however, that any other term or provision of this Agreement or any other Loan Document to the contrary notwithstanding, the “Obligations” of any Obligor shall exclude, as to such Obligor, Excluded Hedge Obligations of such Obligor.
“Obligor” shall mean Borrower, Lessee, each Guarantor, or any other party pledging Collateral to Bank to secure the Obligations.
“Specified Obligated Party” means any Obligor that is not an Eligible Contract Participant (determined prior to giving effect to Section 10.13 hereof or any other “keepwell, support or other agreement” (as defined in the Commodity Exchange Act), or any similar provision contained in the Guaranty).

5.	DISBURSEMENTS, PAYMENTS AND COSTS

5.1	Disbursements and Payments.

(a)
Each payment by Borrower will be made in U.S. Dollars and immediately available funds by wire transfer to an account designated by Bank or by mail to the address shown on Borrower’s statement or at one of Bank’s banking centers in the United States.

(b)	Each disbursement by Bank and each payment by Borrower will be evidenced by records kept by Bank.

5.2	Telephone, Telefax, and Electronic Authorization.

(a)
Bank may honor telephone, telefax or electronic mail (“e-mail”) instructions for advances or repayments given, or purported to be given, by any one of the individuals authorized to sign Loan Documents on behalf of Borrower, or any other individual designated by any one of such authorized signers.

(b)	Advances will be deposited in Borrower’s accounts with Bank as designated in writing by Borrower.

(c)
Borrower will indemnify and hold Bank harmless from all liability, loss, and costs in connection with any act resulting from telephone, telefax or e-mail instructions Bank reasonably believes are made by any individual authorized by Borrower to give such instructions. This paragraph will survive this Agreement's termination, and will benefit Bank and its officers, employees, and agents.

5.3	Banking Days.
Unless otherwise provided in this Agreement, a “Banking Day” is a day other than a Saturday, Sunday or other day on which commercial banks are authorized to close, or are in fact closed, in the state where Bank's lending office is located, and, if such day relates to amounts bearing interest at an offshore rate (if any), means any such day on which dealings in dollar deposits are conducted among banks in the offshore dollar interbank market. All payments and disbursements which would be due on a day which is not a Banking Day will be due on the next Banking Day. All payments received on a day which is not a Banking Day will be applied to the credit on the next Banking Day.

5.4	Interest Calculation.
Except as otherwise stated in this Agreement, all interest and fees, if any, will be computed on the basis of a 360-day year and the actual number of days elapsed. This results in more interest or a higher fee than if a 365-day year is used. Installments of principal which are not paid when due under this Agreement shall continue to bear interest until paid.

5.5	Default Rate.
Upon the occurrence of any Event of Default or after the Maturity Date, all amounts outstanding under this Agreement, including any interest, fees, or costs which are not paid when due, will at the option of Bank bear interest at the lesser of (a) a rate which is two percent (2.00%) higher than the rate of interest otherwise provided under this Agreement or (b) the Maximum Rate (the “Default Rate”). This may result in compounding of interest. This will not constitute a waiver of any Event of Default.

6.	CONDITIONS
Before Bank is required to extend any credit to Borrower under this Agreement, it must receive any documents and other items it may reasonably require, in form and content acceptable to Bank, including any items specifically listed below.

6.1	Authorizations.
Evidence that the execution, delivery and performance by Borrower, Lessee, and each Guarantor of this Agreement, each other Loan Document, and any other instrument or agreement required under this Agreement have been duly authorized.

6.2	Governing Documents.
A copy of the organizational documents of (a) Borrower, (b) Lessee, (c) Pebblebrook Trust, (d) Pebblebrook LP and (e) each other Guarantor (together with the general partner of any such guarantor that is a limited partnership).

6.3	Guaranties.
An original Guaranty executed by each Guarantor.

6.4	Payment of Fees.
Payment of all fees and other amounts due and owing to Bank, including without limitation payment of all accrued and unpaid expenses incurred by Bank as required by the paragraph entitled "Reimbursement Costs."

6.5	Good Standing and Existence Certificates.
Certificates of existence and good standing for (a) Borrower, (b) Lessee, (c) Pebblebrook Trust, (d) Pebblebrook LP and (e) each other Guarantor (together with the general partner of any such guarantor that is a limited partnership), from the State of formation of each of such entity, and from any State in which Borrower and Lessee are required to qualify to conduct their business.

6.6	Insurance.
Evidence of insurance coverage, as required in the "Covenants" section of this Agreement.

6.7	Mortgages and Financing Statements.
Fully executed original of the Mortgage, granting to Bank a first priority lien and security interest in the Collateral, executed, acknowledged, and/or sworn to as required, and released for recordation in the official records of the city or county in which the Collateral is located, and UCC-1 financing statements which shall have been furnished for filing in all filing offices that Bank may require.

6.8	Indemnity Agreements.
An original Environmental Indemnity Agreement, executed by Borrower and Lessee, in favor of Bank.

6.9	Note.
Fully executed original Term Note.

6.10	Other Property Information.
Such other documents, property information and other assurances as Bank may reasonably require concerning the Collateral.

6.11	Severance and Modification Documents.
An original of (a) the Note and Mortgage Severance and Modification Agreement dated October 19, 2016, executed by Co-Administrative Agents, Original Borrowers, Lessee, 125 East 50th Street Co., Lessee LLC, 215 East 64th Street Co., Lessee LLC, 155 East 50th Street Co., Lessee LLC, and 303 Lexington Avenue Co., Lessee LLC, (b) the Substitute Promissory Note dated October 19, 2016, executed by Borrower, payable to the order of Bank in the original principal amount of $140,000,000.00, together with an allonge attached thereto executed by Co-Administrative Agents for the benefit of Bank, (c) the Substitute Mortgage dated October 19, 2016, executed by Borrower and Lessee, for the benefit of Bank, and (d) an Assignment of Mortgage and Security Agreement dated October 19, 2016, executed by Co-Administrative Agents, as assignors, and Bank, as assignee.

6.12	Opinion.
A favorable opinion of Honigman Miller Schwartz and Cohn LLP, counsel to Borrower and Guarantors, addressed to Bank, as to the matters concerning Borrower, Lessee, Guarantors, the Loan Documents, the Mortgage and the Collateral as Bank may reasonably request.

6.13	Representations and Warranties.
The representations and warranties of Borrower contained in Section 7, or of Borrower, Lessee, or any Guarantor in any other Loan Document, or which are contained in any document furnished at any time under or in connection herewith or therewith, shall be true and correct in all material respects.

6.14	Additional Items.
Such additional documents and instruments as Bank may reasonably request.

7.	REPRESENTATIONS AND WARRANTIES
When Borrower signs this Agreement, and until Bank is repaid in full, Borrower makes the following representations and warranties. Each request for an extension of credit or any request for a Libor Rate Portion, or any conversion or extension thereof, constitutes a renewal of these representations and warranties as of the date of such request:

7.1	Formation.
Borrower, Lessee, and each Guarantor are duly formed and existing under the laws of the state or other jurisdiction where organized.

7.2	Authorization.
This Agreement, each other Loan Document, and any instrument or agreement required hereunder, are within Borrower's, Lessee’s, and each Guarantor’s powers, have been duly authorized by Borrower, Lessee, and each Guarantor, and do not conflict with any of Borrower’s, Lessee’s, or any Guarantor’s organizational papers.

7.3	Enforceable Agreement.
This Agreement, each other Loan Document, and any other instrument or agreement required hereunder is a legal, valid and binding agreement of Borrower, Lessee, and each Guarantor, enforceable against Borrower, Lessee, and each Guarantor in accordance with their respective terms, except as enforceability may be limited by applicable bankruptcy, insolvency, reorganization, moratorium or similar laws affecting the enforcement of creditors’ rights generally and by general equitable principles (whether enforcement is sought by proceedings in equity or at law).

7.4	Good Standing.
In each state in which Borrower, Lessee, and each Guarantor do business, Borrower, Lessee, and each Guarantor are each properly licensed, in good standing, and, where required, in compliance with fictitious name statutes.

7.5	No Conflicts.
This Agreement and each of the other Loan Documents do not conflict with any law, agreement, or obligation by which Borrower, Lessee, or any Guarantor is bound.

7.6	Financial Information.
All financial and other information that has been or will be supplied to Bank with respect to Borrower, Lessee, Guarantors, or the Collateral, considered in the aggregate, are true, complete and correct in all material respects and fairly present the financial condition of Borrower, Lessee, Guarantors, and the Collateral, as applicable, as of the date of such information.

7.7	Lawsuits.
There is no lawsuit, tax claim or other dispute pending or, to Borrower’s knowledge, threatened against Borrower, Lessee, or any Guarantor which, if lost, could reasonably be expected to have a Material Adverse Effect.

7.8	Collateral.
All Collateral required in this Agreement is owned by the grantor of the security interest in such Collateral free of any title defects or any liens or interests of others, except for, in the case of the Collateral, Permitted Liens (as defined in Section 8.4).

7.9	Permits, Franchises.

Borrower and Lessee each possess all material permits, memberships, franchises, contracts and licenses required and all trademark rights, trade name rights, patent rights, copyrights, and fictitious name rights necessary to enable it to conduct the business in which it is now engaged.

7.10	Other Obligations.
Borrower is not in default on any obligation for borrowed money, any purchase money obligation or any other material lease, commitment, contract, instrument or obligation, except as have been disclosed in writing to Bank.

7.11	Tax Matters.
Borrower has no knowledge of any pending assessments or adjustments of its income tax for any year and all income taxes due have been paid, except as have been disclosed in writing to Bank or which are being contested in good faith by appropriate proceedings diligently conducted and for which adequate reserves have been provided in accordance with generally accepted accounting principles.

7.12	No Event of Default.
There is no event which is, or with notice or lapse of time or both would be, an Event of Default under this Agreement.

7.13	Insurance.
Borrower and Lessee have each obtained, and maintained in effect, the insurance coverage required in the "Covenants" section of this Agreement.

7.14	Location of Borrower.
The place of business of Borrower (or, if Borrower has more than one place of business, its chief executive office) is located at the address listed on the signature page of this Agreement.

7.15	Material Adverse Effect.
There exists no event or circumstance, either individually or in the aggregate, that has had or could reasonably be expected to have (a) a material adverse change in, or a material adverse effect upon, the operations, business, properties, liabilities (actual or contingent), condition (financial or otherwise) of Borrower, Lessee, and Guarantors, taken as a whole, (b) a material impairment of the ability of Borrower, Lessee, or any Guarantor to perform its obligations under any Loan Document to which it is a party, or (c) a material adverse effect upon the legality, validity, binding effect or enforceability against Borrower, Lessee, or any Guarantor of any Loan Document to which it is a party (any such event or circumstance shall be a “Material Adverse Effect”).

7.16	Environmental Compliance.

(a)
Borrower and Lessee each have reviewed the effect of existing Environmental Laws and claims alleging potential liability or responsibility for violation of any Environmental Law on the Real Property and their respective businesses, operations and properties, and as a result thereof neither Borrower nor Lessee has reasonably concluded that such Environmental Laws and claims could not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect.

(b)
After due inquiry and investigation in accordance with good commercial or customary practices to determine whether contamination is present on any real property or elsewhere in connection with any activity on such real property, without regard to whether Bank has or hereafter obtains any knowledge or report of the environmental condition of such real property, to Borrower’s knowledge except as set forth on Schedule 7.16 attached hereto: (i) the Real Property has not been used for industrial or manufacturing purposes, for landfill, dumping, or other waste disposal activities or operations, for generation, storage, use, sale, treatment, processing, recycling, or disposal of any Hazardous Material, or for any other use in violation of Environmental Laws; no such use of the Real Property occurred at any time prior to the period of Borrower’s or Lessee’s ownership of the Real Property; and, no such use on any adjacent property occurred at any time prior to the date hereof; (ii) there is no Hazardous Material in violation of Environmental Laws, sump or well currently on the Real Property; (iii) neither Borrower nor Lessee has received any notice of any completed, pending or proposed or threatened investigation or inquiry concerning the presence or release of any Hazardous Material on the Real Property or any adjacent property or concerning whether any condition, use or activity on the Real Property or any adjacent property is in violation of any Environmental Laws; (iv) the present conditions, uses, and activities on the Real Property do not violate any Environmental Laws and the use of the Real Property which Borrower, Lessee, or any tenant and subtenant, if any, makes and intends to make of the Real Property complies and will comply with all applicable Environmental Laws; (v) the Real Property does not appear on and to Borrower’s or Lessee’s knowledge has never been on the National Priorities List, any federal or state “superfund” or “superlien” list; (vi) neither Borrower nor Lessee has ever applied for and been denied environmental impairment liability insurance coverage relating to the Real Property; and (vii) neither Borrower nor Lessee has, nor have any tenants or subtenants, obtained any permit or authorization to construct, occupy, operate, use, or conduct any activity on any of its real property by reason of any Environmental Laws.

As used herein:

“Environmental Laws” means any and all federal, state, local, and foreign statutes, laws, regulations, ordinances, rules, judgments, orders, decrees, permits, concessions, grants, franchises, licenses, agreements or governmental restrictions relating to pollution and the protection of the environment or the release of any materials into the environment, including those related to hazardous substances or wastes, air emissions and discharges to waste or public systems.

“Hazardous Materials” means all explosive or radioactive substances or wastes and all hazardous or toxic substances, wastes or other pollutants, including petroleum or petroleum distillates, asbestos or asbestos-containing materials, polychlorinated biphenyls, radon gas, infectious or medical wastes and all other substances or wastes of any nature regulated pursuant to any Environmental Law.

7.17	Condemnation: Zoning.
The improvements located on the Real Property have not been damaged and not repaired in any material respect and are not the subject of any pending or, to Borrower’s knowledge, threatened condemnation or adverse zoning proceeding, except as specifically disclosed to Bank in writing as of the date hereof or as would not have a material adverse effect upon the Collateral. No condemnation or other proceeding has been commenced or, to Borrower’s knowledge, is threatened or contemplated with respect to all or any portion of the Collateral or for the relocation of roadways providing access to the Collateral.

8.	COVENANTS
Borrower agrees, so long as credit is available under this Agreement and until Bank is repaid in full:

8.1	Use of Proceeds.

(a)	To use the proceeds of the Term Loan only for the refinance of indebtedness currently secured by the Collateral.

(b)
The proceeds of the credit extended under this Loan Agreement may not be used directly or indirectly to purchase or carry any "margin stock" as that term is defined in Regulation U of the Board of Governors of the Federal Reserve System, or extend credit to or invest in other parties for the purpose of purchasing or carrying any such "margin stock," or to reduce or retire any indebtedness incurred for such purpose.

8.2	Conditional Sales Contracts; Removal of Fixtures and Equipment.
Without Bank's prior written consent, not to, nor permit Lessee to, install any equipment or fixtures on the Collateral which are subject to a lien or security interest in favor of the seller or any other third party, or to remove from the Collateral any equipment, machinery or fixtures used in connection with the maintenance or operation of the Collateral unless replaced by articles of equal suitability and value owned by Borrower or Lessee, as applicable, free and clear of any lien or security interest other than Permitted Liens.

8.3	Other Debts.
Not to have outstanding or incur any direct or contingent liabilities or lease obligations (other than those to Bank), or become liable for the liabilities of others, without Bank's written consent. In connection with the foregoing, Borrower shall not enter into a Hedge Agreement, without Bank's prior written consent. This does not prohibit:

(a)	Acquiring goods, supplies, or merchandise on normal trade credit or otherwise operating in the ordinary course of Borrower’s business.

(b)	Endorsing negotiable instruments received in the usual course of business.

(c)	Obtaining surety bonds in the usual course of business.

(d)
The Lease (as defined in the Mortgage), and leases in the ordinary course of Borrower’s business (together with amendments, modifications, and terminations in the ordinary course of Borrower’s business).

8.4	Other Liens.
Not to create, assume, or allow any security interest or lien (including judicial liens) on property Borrower now or later owns and cause Lessee to not create, assume, or allow any security interest or lien (including judicial liens) on the Collateral pledged by Lessee to Bank, except:

(a)	Liens and security interests in favor of Bank.

(b)	Liens for taxes not yet due.

(c)	Liens outstanding on the date of this Agreement disclosed in writing to Bank and any extensions, renewal, replacements and refinancing thereof, and any other liens approved by Bank.

(d)
carriers’, warehousemen’s, mechanics’, materialmen’s, repairmen’s, or other like liens arising in the ordinary course of business which (i) are not in excess of $250,000 or (ii) remain undischarged of record (by payment, bonding or otherwise) for a period of more than sixty (60) days, provided that in either case, such Liens are being contested in good faith by appropriate proceedings diligently conducted.

The liens referenced in the preceding clauses (a) through (d) are collectively, “Permitted Liens”.

8.5	Maintenance of Assets.

(a)	Not to sell, assign, lease, transfer or otherwise dispose of any part of Borrower's business or Borrower's assets except in the ordinary course of its business.

(b)	Not to enter into any sale and leaseback agreement covering any of its fixed assets.

(c)	To maintain and preserve all rights, privileges, and franchises that are necessary or desirable to Borrower’s business.

(d)
To (i) maintain the Collateral, including the parking and landscaping portions thereof, in good condition and repair consistent with past practices, (ii) promptly make, or cause tenants to make all necessary structural and non-structural repairs to the Collateral consistent with past practices, and (iii) not demolish, alter, remove or add to any improvements in any material respect, excepting the installation or construction of tenant improvements in connection with any leases in the ordinary course of Borrower’s business. Borrower shall pay when due all claims for labor performed and materials furnished therefor in connection with any improvements or construction activities.

8.6	Additional Negative Covenants.
Not to, without Bank's written consent:

(a)	Enter into any consolidation, merger, or other combination, or become a partner in a partnership, a member of a joint venture, or a member of a limited liability company other than with any Guarantor.

(b)	Acquire or purchase a business or its assets.

(c)	Engage in any business activities substantially different from Borrower's present business.

(d)	Liquidate, suspend, or dissolve Borrower's business.

8.7	Environmental Matters. Except where any non-compliance (either individually or in the aggregate) could not reasonably be expected to result in a Material Adverse Effect:

(a)
Not cause, commit, permit, or allow to continue (i) any material violation of any Environmental Law: (A) by Borrower or Lessee; and (B) by or with respect to the Real Property or any use of or condition or activity on the Real Property, or (ii) the attachment of any environmental liens on the Real Property.

(b)
Not place, install, dispose of, or release, or cause, permit, or allow the placing, installation, disposal, spilling, leaking, dumping, or release of, any Hazardous Material or storage tank (or similar vessel) on the Real Property except those that are in existence as of the date hereof and approved by Bank and those that are both (i) in compliance with all Environmental Laws and with permits issued pursuant thereto, if and to the extent required, and (ii) in amounts not in excess of that necessary to operate, clean, repair and maintain the Real Property.

8.8	Notices to Bank.
To promptly notify Bank in writing of:

(a)	Any lawsuit for which Borrower may have uninsured liability over $1,000,000;

(b)	Any material dispute between any governmental authority and Borrower;

(c)	Any Event of Default under this Agreement, or any event which, with notice or lapse of time or both, would constitute an Event of Default;

(d)	Any Material Adverse Effect;

(e)	Any change in Borrower's name, legal structure, place of business, or chief executive office if Borrower has more than one place of business; and

(f)	Any actual contingent liabilities of Borrower, and any such contingent liabilities which are reasonably foreseeable, where such liabilities are in excess of $1,000,000 in the aggregate.

8.9	Insurance.

(a)
To obtain and maintain, and to cause Lessee to obtain and maintain, at Borrower’s or Lessee’s, as applicable, sole expense: (i) property insurance with respect to all insurable property, against loss or damage by fire, lightning, windstorm, explosion, hail, tornado and such additional hazards as are presently included in special form (also known as “all-risk”) coverage and against any and all acts of terrorism and such other insurable hazards as Bank may require, in an amount not less than one hundred percent (100%) of the full replacement cost, including the cost of debris removal, without deduction for depreciation and sufficient to prevent any Obligor from becoming coinsurers; (ii) if and to the extent any portion of any Real Property is, under the Flood Disaster Protection Act of 1973 (for purposes of this Section, “FDPA”), as it may be amended from time to time, in a Special Flood Hazard Area, within a Flood Zone designated A or V in a participating community, a flood insurance policy in an amount required by Bank, but in no event less than the amount sufficient to meet the requirements of applicable law and the FDPA, as such requirements may from time to time be in effect; (iii) general liability insurance, on an “occurrence” basis against claims for “personal injury” liability, including bodily injury, death, or property damage liability, for the benefit of Borrower or Lessee, as applicable, as named insured and Bank as additional insured; (iv) statutory workers’ compensation insurance with respect to any work on or about any of the Collateral (including employer’s liability insurance, if required by Bank), covering all employees and contractors of Borrower or Lessee, as applicable; and (e) such other insurance on the Collateral and endorsements as may from time to time be required by Bank (including but not limited to soft cost coverage, automobile liability insurance, business interruption insurance, or delayed rental insurance, boiler and machinery insurance, earthquake insurance, wind insurance, sinkhole coverage, and/or permit to occupy endorsement) and against other insurable hazards or casualties which at the time are commonly insured against in the case of premises similarly situated, due regard being given to the height, type, construction, location, use and occupancy of buildings and Improvements. All insurance policies shall be issued and maintained by insurers, in amounts, with deductibles, limits and retentions, and in forms satisfactory to Bank. All insurance companies providing insurance required pursuant to this Agreement or any other Loan Document must be licensed to do business in the state in which the Collateral is located and must have an A. M. Best Company financial and performance ratings of A-:IX or better. All insurance policies maintained, or caused to be maintained, with respect to the Collateral, except for general liability insurance, shall provide that each such policy shall be primary without right of contribution from any other insurance that may be carried, and that all of the provisions thereof, except the limits of liability, shall operate in the same manner as if there were a separate policy covering each insured. If any insurer which has issued a policy of hazard, liability, or other insurance required pursuant to this Agreement or any other Loan Document becomes insolvent or is the subject of any petition, case, proceeding or other action pursuant to any debtor relief law, or if in Bank’s reasonable opinion the financial responsibility of such insurer is or becomes inadequate, Borrower shall in each instance promptly upon its discovery thereof or upon the request of Bank therefor, promptly obtain and deliver to Bank, or cause Lessee to obtain and deliver, as applicable, a like policy (or, if and to the extent permitted by Bank, acceptable evidence of insurance) issued by another insurer, which insurer and policy meet the requirements of this Agreement or such other Loan Document, as the case may be.

(b)	To pay all premiums on policies required hereunder as they become due and payable and promptly deliver to Bank evidence satisfactory to Bank of the timely payment thereof. If any loss occurs at any time when Borrower or Lessee, as applicable, has failed to perform the covenants and agreements in this Section 8.9 with respect to any insurance payable because of loss sustained to any part of any Collateral or otherwise, whether or not such insurance is required by Bank, Bank shall nevertheless be entitled to the benefit of all insurance covering the loss and held by or for Borrower or Lessee, as applicable, to the same extent as if it had been made payable to Bank.

(c)
If Borrower fails to keep any such coverage in effect while the Term Loan is outstanding, Bank may procure the coverage at Borrower's expense. Borrower will reimburse Bank, on demand, for all premiums paid by Bank, which amounts may be added to the principal balance of the Term Loan and shall bear interest at the Default Rate.

8.10	Compliance with Laws.
To comply in all material respects with the laws (including any fictitious or trade name statute), regulations, and orders of any government body with authority over Borrower's business. Bank shall have no obligation to make any advance to Borrower except in compliance with all applicable laws and regulations and Borrower shall fully cooperate with Bank in complying with all such applicable laws and regulations.

8.11	Books and Records.
To maintain adequate books and records.

8.12	Site Visits, Observations and Testing.
To allow, and to cause Lessee to allow, Bank and its agents and representatives at any reasonable time, after giving reasonable notice to Borrower, to enter and visit the Collateral and any other locations where any personal property collateral securing this Agreement is located, for the purposes of observing the Collateral and any personal property collateral located thereon. During the continuance of an Event of Default, such purposes may also include taking and removing environmental samples, and conducting tests on any part of the Collateral. Borrower shall, within ten days of the date of written demand from Bank, reimburse Bank on demand for the reasonable costs (x) one such environmental investigation and testing during the term hereof, provided that no Event of Default has occurred and is continuing and (y) all such environmental investigations and testing at any time during the continuation of an Event of Default. Bank will make reasonable efforts during any site visit, observation or testing conducted pursuant this Section 8.12 to avoid interfering with Borrower’s or any occupant’s use of the Collateral and the personal property collateral located thereon. Bank is under no duty, however, to visit or observe the Collateral or such personal property collateral or to conduct tests, and any such acts by Bank will be solely for the purposes of protecting Bank's security and preserving Bank's rights under this Agreement. No site visit, observation or testing or any report or findings made as a result thereof (“Environmental Report”) (i) will result in a waiver of any Event of Default; (ii) impose any liability on Bank; or (iii) be a representation or warranty of any kind regarding the Collateral or any personal property collateral (including its condition or value or compliance with any laws) or the Environmental Report (including its accuracy or completeness). In the event Bank has a duty or obligation under applicable laws, regulations or other requirements to disclose an Environmental Report to Borrower or any other party, Borrower authorizes Bank to make such a disclosure. Bank may also disclose an Environmental Report to any regulatory authority, and to any other parties as necessary or appropriate in Bank’s reasonable judgment. Borrower further understands and agrees that any Environmental Report or other information regarding a site visit, observation or testing that is disclosed to Borrower by Bank or its agents and representatives is to be evaluated (including any reporting or other disclosure obligations of Borrower) by Borrower without advice or assistance from Bank.

8.13	Perfection of Liens.
To help Bank perfect and protect its security interests and liens in the Collateral, and reimburse it for related costs it incurs to protect its security interests and liens.

8.14	Cooperation.
To take any action reasonably requested by Bank to carry out the intent of this Agreement.

8.15	Indemnity Regarding Use of Real Property.
To indemnify, defend with counsel acceptable to Bank, and hold Bank harmless from and against all liabilities, claims, actions, damages, costs and expenses (including all legal fees and expenses of Bank's counsel) arising out of or resulting from the construction of any improvements on the Real Property, or the ownership, operation, or use of the Collateral, whether such claims are based on theories of derivative liability, comparative negligence or otherwise; provided that such indemnity shall not be available to the extent that such liabilities, claims, actions, damages, costs and expenses are determined by a court of competent jurisdiction by final and nonappealable judgment to have resulted from the gross negligence or willful misconduct of Bank. Borrower's obligations to Bank under this Section 8.15 shall survive termination of this Agreement and repayment of Borrower's obligations to Bank under this Agreement, and shall also survive as unsecured obligations after any acquisition by Bank of the Collateral or any part of it by foreclosure or any other means.

8.16	Taxes.
Pay and discharge, and to cause Lessee to pay and discharge, all taxes prior to the date on which penalties are attached thereto unless and to the extent only that such taxes are contested in good faith, and Borrower or Lessee, as applicable, shall have reserved an amount sufficient for the payment of such contested taxes.

8.17	Loans.
Not to make any loans, advances or other extensions of credit to any individual or entity, except for:

(a)	Existing extensions of credit disclosed to and approved by Bank in writing.

(b)	Extensions of credit in the nature of accounts receivable or notes receivable arising from the sale or lease of goods or services in the ordinary course of business to non-affiliated entities.

8.18	Covenants under Guaranties.
Cause Guarantors to, at all times during the term hereof, comply with all covenants of each Guarantor contained in the Guaranty.

9.	DEFAULT AND REMEDIES
If any of the following events of default (each an “Event of Default”) occurs and is continuing, Bank may do one or more of the following: declare Borrower in default, stop making any additional credit available to Borrower, and require Borrower to repay its entire debt immediately and without prior notice. If an event which, with notice or the passage of time, will constitute an Event of Default has occurred and is continuing, Bank has no obligation to make advances or extend additional credit under this Agreement. In addition, if any Event of Default occurs and is continuing, Bank shall have all rights, powers and remedies available under any instruments and agreements required by or executed in connection with this Agreement, as well as all rights and remedies available at law or in equity. If an Event of Default occurs under Section 9.5, then the entire Obligations will automatically be due immediately.

9.1	Failure to Pay.

Borrower shall fail to pay (a) when and as required to be paid herein, any amount of principal, or (b) within three (3) days after the same becomes due, any interest or any fee due hereunder, or (c) within five (5) days after the same becomes due, any other amount payable hereunder or under any other Loan Document.

9.2	Other Bank Agreements.
Any default occurs under any other agreement Borrower or any other Obligor has with Bank or any affiliate of Bank (other than a Loan Document) that would entitle Bank or such affiliate to accelerate any amount of indebtedness owed under such agreement.

9.3	Cross-default.
(a) Any default occurs under any agreement of Borrower or any other Obligor (other than the Loan Documents) in connection with any recourse debt of Borrower or such other Obligor in an aggregate principal amount in excess of $25,000,000 or (b) any event or condition occurs that requires the prepayment, repurchase, redemption or defeasance of any such recourse debt prior to the scheduled maturity thereof.

9.4	False Information.
Any statement of fact made by Borrower in this Agreement or by any other Obligor in any of the other Loan Documents contains any untrue statement of a material fact or omits to state any material fact necessary to make statements contained herein or therein not misleading in any material respect.

9.5	Bankruptcy.
Borrower or any other Obligor files a bankruptcy petition, a bankruptcy petition is filed against any of the foregoing parties that is not dismissed within 60 days, or Borrower or any other Obligor or makes a general assignment for the benefit of creditors.

9.6	Receivers.
A receiver or similar official is appointed for a substantial portion of Borrower's or any other Obligor's business and such appointment continues undischarged or unstayed for 60 days, or the business is terminated, or Borrower or such other Obligor is liquidated or dissolved.

9.7	Lien Priority.
Bank fails to have an enforceable first priority lien (except for any prior liens to which Bank has consented in writing) on or security interest in any Collateral.

9.8	Judgments.
There is entered against Borrower or any other Obligor, or Borrower or any other Obligor enters into any settlement agreements with respect to, (a) a final judgment or order for the payment of money in an aggregate amount exceeding $25,000,000 (which is not covered by insurance or unless being appealed and Borrower or such other Obligor has posted a bond or cash collateral), or (b) any one or more non-monetary final judgments that have, or could reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect and, in either case, (i) enforcement proceedings are commenced by any creditor upon such judgment or order, or (ii) there is a period of ten (10) consecutive days during which a stay of enforcement of such judgment, by reason of a pending appeal or otherwise, is not in effect.

9.9	Government Action.

Any government authority takes action that materially adversely affects Borrower's or any other Obligor's financial condition or ability to repay the Obligations.

9.10	Specific Covenants.
Borrower shall fail to perform or observe any term, covenant or agreement contained in any of Sections 8.1, 8.4, 8.5, 8.6, 8.8, 8.9, 8.10, 8.13 or 8.18, or any Guarantor shall fail to comply with any obligation or covenant of such Guarantor contained in the Guaranty executed by such Guarantor including, without limitation, any provision of Section 18 thereof.
9.11    Default Under Corporate Credit Facility.
Any Event of Default under and as defined in the Corporate Credit Facility shall occur and be continuing.

9.12	Other Breach Under Agreement.
Borrower or any other Obligor shall fail to perform or observe any other covenant or agreement of this Agreement not specifically referred to in this Article or contained in any Loan Document on its part to be performed or observed and such failure continues for 30 days after the earlier of (a) Borrower’s actual knowledge of such failure or (b) Borrower’s receipt of notice as to such failure from Bank.

10.	ENFORCING THIS AGREEMENT; MISCELLANEOUS

10.1	Financial Information.
Except as otherwise stated in this Agreement, all financial information provided to Bank and all financial covenants will be made in accordance with sound accounting principles applied on a consistent basis throughout the period involved.

10.2	New York Law.
This Agreement is governed by New York law. It is the intention of the parties to comply with applicable usury laws. The parties agree that the total amount of interest contracted for, charged, collected or received by Bank under this Agreement shall not exceed the Maximum Rate. For purposes hereof, the “Maximum Rate” means the maximum rate of non-usurious interest permitted by applicable Law. Notwithstanding any contrary provisions contained herein, (a) in determining whether the interest hereunder exceeds interest at the Maximum Rate, the total amount of interest shall be spread throughout the entire term of this Agreement until its payment in full; (b) if at any time the interest chargeable under this Agreement would exceed the Maximum Rate, thereby causing the interest payable under this Agreement to be limited to the Maximum Rate, then any subsequent reductions in the interest rate(s) shall not reduce the rate of interest charged under this Agreement below the Maximum Rate until the total amount of interest accrued from and after the date of this Agreement equals the amount of interest which would have accrued if the interest rate(s) had at all times been in effect; and (c) if Bank ever charges or receives anything of value which is deemed to be interest under applicable law, and if the occurrence of any event, including acceleration of maturity of obligations owing to Bank, should cause such interest to exceed the maximum lawful amount, any amount which exceeds interest at the Maximum Rate shall be applied to the reduction of the unpaid principal balance under this Agreement or any other indebtedness owed to Bank by Borrower, and if this Agreement and such other indebtedness are paid in full, any remaining excess shall be paid to Borrower.

10.3	Successors and Assigns.
This Agreement is binding on Borrower's and Bank's successors and assignees. Borrower agrees that it may not assign this Agreement without Bank's prior consent. Bank may sell participations in or assign this loan, and may exchange information about Borrower (including, without limitation, any information regarding any hazardous substances) with actual or potential participants or assignees.

10.4	Waiver of Jury Trial; Jurisdiction.

(a)
BORROWER HEREBY IRREVOCABLY WAIVES, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY IN ANY LEGAL PROCEEDING DIRECTLY OR INDIRECTLY ARISING OUT OF OR RELATING TO THIS AGREEMENT OR ANY OTHER LOAN DOCUMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY OR THEREBY (WHETHER BASED ON CONTRACT, TORT OR ANY OTHER THEORY). BORROWER (A) CERTIFIES THAT NO REPRESENTATIVE, AGENT OR ATTORNEY OF ANY OTHER PERSON HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PERSON WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE THE FOREGOING WAIVER AND (B) ACKNOWLEDGES THAT IT AND THE OTHER PARTIES HERETO HAVE BEEN INDUCED TO ENTER INTO THIS AGREEMENT AND THE OTHER LOAN DOCUMENTS BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS SECTION.

(b)
BORROWER IRREVOCABLY AND UNCONDITIONALLY SUBMITS, FOR ITSELF AND ITS PROPERTY, TO THE NONEXCLUSIVE JURISDICTION OF THE COURTS OF THE STATE OF NEW YORK SITTING IN NEW YORK COUNTY AND OF THE UNITED STATES DISTRICT COURT OF THE SOUTHERN DISTRICT OF NEW YORK, AND ANY APPELLATE COURT FROM ANY THEREOF, IN ANY ACTION OR PROCEEDING ARISING OUT OF OR RELATING TO THIS AGREEMENT OR ANY OTHER LOAN DOCUMENT, OR FOR RECOGNITION OR ENFORCEMENT OF ANY JUDGMENT, AND EACH OF THE PARTIES HERETO IRREVOCABLY AND UNCONDITIONALLY AGREES THAT ALL CLAIMS IN RESPECT OF ANY SUCH ACTION OR PROCEEDING MAY BE HEARD AND DETERMINED IN SUCH NEW YORK STATE COURT OR, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, IN SUCH FEDERAL COURT. EACH OF THE PARTIES HERETO AGREES THAT A FINAL JUDGMENT IN ANY SUCH ACTION OR PROCEEDING SHALL BE CONCLUSIVE AND MAY BE ENFORCED IN OTHER JURISDICTIONS BY SUIT ON THE JUDGMENT OR IN ANY OTHER MANNER PROVIDED BY LAW. NOTHING IN THIS AGREEMENT OR IN ANY OTHER LOAN DOCUMENT SHALL AFFECT ANY RIGHT THAT BANK MAY OTHERWISE HAVE TO BRING ANY ACTION OR PROCEEDING RELATING TO THIS AGREEMENT OR ANY OTHER LOAN DOCUMENT AGAINST BORROWER OR ITS PROPERTIES IN THE COURTS OF ANY JURISDICTION.

(c)
BORROWER IRREVOCABLY AND UNCONDITIONALLY WAIVES, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, ANY OBJECTION THAT IT MAY NOW OR HEREAFTER HAVE TO THE LAYING OF VENUE OF ANY ACTION OR PROCEEDING ARISING OUT OF OR RELATING TO THIS AGREEMENT OR ANY OTHER LOAN DOCUMENT IN ANY COURT REFERRED TO IN PARAGRAPH (b) OF THIS SECTION. BORROWER HEREBY IRREVOCABLY WAIVES, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, THE DEFENSE OF AN INCONVENIENT FORUM TO THE MAINTENANCE OF SUCH ACTION OR PROCEEDING IN ANY SUCH COURT.

10.5	Severability; Waivers.
If any part of this Agreement is not enforceable, the rest of the Agreement may be enforced. Bank retains all rights, even if it makes a loan after the occurrence of an Event of Default. If Bank waives any Event of Default, then it may enforce a later Event of Default. Any consent or waiver under this Agreement must be in writing, signed by Bank.

10.6	Costs and Expenses.
Borrower shall reimburse Bank for any reasonable costs and attorneys' fees incurred by Bank in connection with (a) the preparation of this Agreement, the other Loan Documents, and any other agreement or instrument required by this Agreement, (b) the enforcement or preservation of any rights or remedies under this Agreement and any other documents executed in connection with this Agreement, and (c) in connection with any amendment, waiver, "workout" or restructuring under this Agreement. In the event of a lawsuit or arbitration proceeding, the prevailing party is entitled to recover costs and reasonable attorneys' fees incurred in connection with the lawsuit or arbitration proceeding, as determined by the court or arbitrator. In the event that any case is commenced by or against Borrower or any other Obligor under Bankruptcy Code (Title 11, United States Code) or any similar or successor statute, Bank is entitled to recover costs and reasonable attorneys' fees incurred by Bank related to the preservation, protection, or enforcement of any rights of Bank in such a case.

10.7	One Agreement.
This Agreement and any related security or other agreements required by this Agreement, collectively:

(a)	represent the sum of the understandings and agreements between Bank and Borrower concerning this credit;

(b)	replace any prior oral or written agreements between Bank and Borrower concerning this credit; and

(c)	are intended by Bank and Borrower as the final, complete and exclusive statement of the terms agreed to by them.
In the event of any conflict between this Agreement and any other agreements required by this Agreement, this Agreement will prevail. Any reference in any Loan Documents or other related document to a “promissory note” or a “note” executed by Borrower and dated as of the date of this Agreement shall be deemed to refer to the Term Note, as now in effect or as hereafter amended, renewed, extended, restated, refinanced, or replaced.

10.8	Indemnification.
Borrower shall indemnify Bank (and any sub-agent thereof), and each of the affiliates and partners, directors, officers, employees, agents, trustees and advisors of Bank and of Bank’s affiliates (any of the foregoing being called an “Indemnitee”) against, and hold each Indemnitee harmless from, any and all losses, claims, damages, liabilities and related expenses (including the fees, charges and disbursements of any counsel for any Indemnitee), and shall indemnify and hold harmless each Indemnitee from all fees and time charges and disbursements for attorneys who may be employees of any Indemnitee, incurred by any Indemnitee or asserted against any Indemnitee by any third party or by Borrower or any other Obligor arising out of, in connection with, or as a result of (i) the execution or delivery of this Agreement, any other Loan Document or any agreement or instrument contemplated hereby or thereby, the performance by the parties hereto of their respective obligations hereunder or thereunder, the consummation of the transactions contemplated hereby or thereby, or the administration of this Agreement and the other Loan Documents, (ii) the Term Loan or the use or proposed use of the proceeds therefrom, (iii) any actual or alleged presence or release of Hazardous Materials on or from any property owned or operated by Borrower or any other Obligor, or any environmental liability related in any way to Borrower or any other Obligor, or (iv) any actual or prospective claim, litigation, investigation or proceeding relating to any of the foregoing, whether based on contract, tort or any other theory, whether brought by a third party or by Borrower or any other Obligor, and regardless of whether any Indemnitee is a party thereto, IN ALL CASES, WHETHER OR NOT CAUSED BY OR ARISING, IN WHOLE OR IN PART, OUT OF THE COMPARATIVE, CONTRIBUTORY OR SOLE NEGLIGENCE OF THE INDEMNITEE; provided that such indemnity shall not, as to any Indemnitee, be available to the extent that such losses, claims, damages, liabilities or related expenses (x) are determined by a court of competent jurisdiction by final and nonappealable judgment to have resulted from the gross negligence or willful misconduct of such Indemnitee or (y) result from a claim brought by Borrower or any other Obligor against an Indemnitee for breach in bad faith of such Indemnitee’s obligations hereunder or under any other Loan Document, if Borrower or such other Obligor has obtained a final and nonappealable judgment in its favor on such claim as determined by a court of competent jurisdiction. All sums due to Bank hereunder shall be obligations of Borrower, due and payable immediately without demand.

10.9	Notices.
Unless otherwise provided in this Agreement or in another agreement between Bank and Borrower, all notices required under this Agreement shall be personally delivered or sent by first class mail, postage prepaid, or by overnight courier, to the addresses on the signature page of this Agreement, or sent by email (with a copy via another method referenced in this Section 10.9), or to such other addresses as Bank and Borrower may specify from time to time in writing. Notices and other communications shall be effective (i) if mailed, upon the earlier of receipt or five (5) days after deposit in the U.S. mail, first class, postage prepaid, (ii) if emailed, when transmitted, or (iii) if hand-delivered, by courier or otherwise (including telegram, lettergram or mailgram), when delivered.

10.10	Headings.
Article and paragraph headings are for reference only and shall not affect the interpretation or meaning of any provisions of this Agreement.

10.11	Counterparts.
This Agreement may be executed in as many counterparts as necessary or convenient, and by the different parties on separate counterparts each of which, when so executed, shall be deemed an original but all such counterparts shall constitute but one and the same agreement.

10.12	USA Patriot Act Notice.
Federal law requires all financial institutions to obtain, verify and record information that identifies each person who opens an account or obtains a loan. Bank will ask for Borrower’s legal name, address, tax ID number or social security number and other identifying information. Bank may also ask for additional information or documentation or take other actions reasonably necessary to verify the identity of Borrower, guarantors or other related persons
10.13    Keepwell.
Borrower hereby absolutely, unconditionally and irrevocably undertakes to provide such funds or other support to each Specified Obligated Party with respect to such Hedge Obligations as may be needed by such Specified Obligated Party from time to time to honor all of its obligations under the Guaranty and the other Loan Documents in respect of such Hedge Obligations and to cause such Specified Obligated Party to be an Eligible Contract Participant with respect to all Hedge Obligations (but, in each case, only up to the maximum amount of such liability that can be hereby incurred without rendering Borrower’s obligations and undertakings under this Section 10.13 voidable under applicable law relating to fraudulent conveyance or fraudulent transfer, and not for any greater amount). The obligations and undertakings of Borrower under this Section 10.13 shall remain in full force and effect until the Obligations have been indefeasibly paid and performed in full. Borrower intends this Section 10.13 to constitute, and this Section 10.13 shall be deemed to constitute, a guarantee of the obligations of, and a “keepwell, support, or other agreement” (as defined in the Commodity Exchange Act) for the benefit of, each Specified Obligated Party for all purposes of the Commodity Exchange Act.

10.14	NOTICE OF FINAL AGREEMENT.
THIS WRITTEN LOAN AGREEMENT AND THE LOAN DOCUMENTS EXECUTED IN CONNECTION HEREWITH REPRESENT THE FINAL AGREEMENT BETWEEN THE PARTIES

AND MAY NOT BE CONTRADICTED BY EVIDENCE OF PRIOR, CONTEMPORANEOUS OR SUBSEQUENT ORAL AGREEMENTS OF THE PARTIES.
In the event of any conflict between this Agreement and any other agreements required by this Agreement, this Agreement will prevail. The term “Loan Documents” shall mean (a) this Agreement, (b) the Term Note, (c) the Mortgage, (d) the Guaranty, (e) all agreements, documents, or instruments in favor of Bank ever delivered pursuant to this Agreement or otherwise delivered in connection with all or any part of the Term Loan, and (g) any and all future renewals, extensions, restatements, reaffirmations, or amendments of, or supplements to, all or any part of the foregoing.
THERE ARE NO UNWRITTEN ORAL AGREEMENTS BETWEEN THE PARTIES.
[Signature Pages Follow.]

This Agreement is executed as of the date stated at the top of the first page.

BORROWER:

371 SEVENTH AVENUE CO., LLC, a Delaware limited liability company

By:        /s/ Raymond D. Martz
Raymond D. Martz
President

Address where notices to
Borrower are to be sent:
Pebblebrook Hotel Trust
7315 Wisconsin Ave., Suite 1100W
Bethesda, MD 20814
Attention: Raymond D. Martz
Facsimile: (240) 396-5626
E-mail: rmartz@pebblebrookhotels.com

Signature Page to Loan Agreement

BANK:

BANK OF AMERICA, N.A.

By:        /s/ Roger Davis
Roger Davis
Senior Vice President

Address where notices to
Bank are to be sent:
Bank of America, N.A.
901 Main Street, 64th Floor
TX1-492-64-01
Dallas, TX 75202
Attention: Roger Davis
Facsimile: (214) 209-0085
E-mail: roger.c.davis@baml.com

Signature Page to Loan Agreement

SCHEDULE 7.16
ENVIRONMENTAL DISCLOSURES

1.
The Real Property includes one 9,000-gallon steel above-ground tank for storage of No. 6 heating oil used to fuel the two one-site boilers. The tank is located in a vaulted room on the mezzanine basement level of the building.

2.	There are two closed in place tanks that are registered with the NYSDEC website.

3.
All suspect asbestos materials were noted as being in good condition, with the exception of some damaged fitting insulation located within the 31st floor mechanical room as well as damaged wall and ceiling plaster within the 29th floor hallway to the mechanical room, stairwells, basement laundry room and basement storage room.

4.	Due to the age of the subject property building, there is a potential that lead-based paint (LBP) is present. Damaged painted surfaces were observed in the 29th floor hallway to the mechanical room,

Schedule 7.16 Loan Agreement